Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  August 3, 2012

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 3, 2012, our wholly owned subsidiary, Jaguars Acquisition, Inc. (“JAI”), entered into a Purchase Agreement (the “Purchase Agreement”) with Bryan S. Foster and 13 entities owned by him (the “Companies”), to acquire nine operating adult cabarets and two other licensed location under development (collectively, the “Foster Clubs”). Ten of the clubs are located in Texas, including clubs in Tye (near Abilene), Lubbock (two clubs), Odessa (two clubs), El Paso, Harlingen, Longview, Edinburg and Beaumont, and one club is located in Phoenix, Arizona. The Purchase Agreement provides for JAI and its subsidiaries to acquire certain of the Companies and the assets of certain of the Companies, whereby all 11 of the Foster Clubs will be acquired. As consideration, JAI and its subsidiaries will pay to Foster and the Companies an aggregate consideration of $26,000,000, including $4,000,000 cash at closing and $22,000,000 pursuant to a secured promissory note (the “Club Note”). The Club Note will bear interest at the rate of 9.5% per annum, be payable in 144 equal monthly installments and be secured by the assets purchased from the Companies.

The Club Note will also provide that in the event any regulatory or administrative authority seeks to enforce or attempts to collect any tax or obligation or liability that may be due pursuant to the Texas Patron Tax (sometimes referred to as the “Pole Tax”) or related legislation, then the then outstanding principal amount of the Club Note, as of the date the tax is enforced, will immediately be reduced by an amount calculated by multiplying 1,200,000 by the dollar amount of the per-person tax implemented (the “Reduction Amount”). The Reduction Amount cannot exceed $6,000,000. By way of example, if exactly two years after closing, a $2.00 per person tax is implemented and enforced, the Reduction Amount would be $2,400,000 and the then principal amount of the Club Note would be reduced $2,400,000. The Texas Patron Tax is currently enacted to be $5 per person which would equate to a $6,000,000 Reduction Amount if enforced.

In connection with the Purchase Agreement, our wholly owned subsidiary, Jaguars Holdings, Inc. (“JHI”), entered into a Commercial Contract (the “Real Estate Agreement”) with 12 entities owned by Mr. Foster (collectively, the “Real Estate Sellers”). The Real Estate Sellers own the real estate where the Foster Clubs are located (collectively, the “Real Estate Properties”). The Real Estate Agreement provides for JHI to acquire the Real Estate Properties from the Real Estate Sellers for aggregate consideration of $10,000,000, including (i) $350,000 cash at closing of the Real Estate Agreement, (ii) $9,000,000 pursuant to a secured promissory note (the “Real Estate Note”), and (iii) 12 years from the date of closing, a one time payment of $650,000. The Real Estate Note will bear interest at the rate of 9.5% per annum, be payable in 144 equal monthly installments and be secured by the Real Estate Properties. Both the Real Estate Note and the Club Note will have cross-default provisions.

The closing of the transactions contemplated by the Purchase Agreement are to take place five business days after JAI and/or its subsidiaries have all necessary permits and authorizations which are needed to conduct an adult entertainment business at the club locations. The closing of the transactions contemplated by the Real Estate Agreement are to take place contemporaneously or as soon thereafter as possible.

At closing of the above transactions, Mr. Foster will enter into a five-year non-competition agreement providing for him to not compete with us or our subsidiaries by owning, participating or operating an establishment featuring adult entertainment within a radius of 50 miles of the location of any of the adult clubs owned by our subsidiaries, excluding the adult cabaret located at 11327 Reeder Road, Dallas, Texas, 75229.

The terms and conditions of the Purchase Agreement and the Real Estate Agreement were the result of arm’s length negotiations between the parties. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1, and a copy of the Real Estate Agreement is attached hereto as Exhibit 10.2. A copy of the press release relating to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement
10.2	Commercial Contract – Improved Property
99.1	Press Release dated August 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: August 9, 2012	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer